Aflac Incorporated 3rd Quarter 2016 10-Q
EXHIBIT 10.2

SECOND AMENDMENT TO THE
AMERICAN FAMILY CORPORATION
RETIREMENT PLAN FOR SENIOR OFFICERS

THIS SECOND AMENDMENT to the American Family Corporation Retirement Plan for Senior Officers (the “Plan”) is made on the date set forth below the signature line, by the Aflac Incorporated (as the successor to American Family Corporation; the “Company”).

WITNESSETH:

WHEREAS, the Company has previously established the Plan for the benefit of its eligible employees and their beneficiaries; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) is authorized to amend the Plan; and

WHEREAS, the Compensation Committee has adopted and approved this Second Amendment, which clarifies and amends the Plan to more clearly define “full compensation” and “total compensation” as (i) amounts of base salary and cash bonuses, which are paid to a Plan participant or would have been paid to a Plan participant if they had not been deferred (either by the Company or the participant) under a defined contribution deferred compensation plan, and (ii) amounts of cash bonuses voluntarily waived by the Plan participant.

NOW, THEREFORE, effective as of the date set forth below the signature line, the Plan hereby is amended as follows:

1.	The first paragraph of Section IV.A of the Plan hereby is amended by adding to said paragraph, immediately following the language therein, the following:

For purposes of this Section IV.A, the term “full compensation” shall mean the amount actually paid to a Participant for services performed as an employee (but not as a consultant) as wages, salaries for professional services, and cash bonuses. “Full compensation” shall also include (i) compensation contributed by the Company on behalf of a Participant pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Code Sections 125, 402(a)(8) or 402(h); (ii) compensation deferred by the Company under the Aflac Incorporated Executive Deferred Compensation Plan either (A) on behalf of a Participant pursuant to a salary reduction agreement, or (B) as a result of the Company’s specific decision to make a deferral of base salary in lieu of paying current cash compensation to the Participant; and (iii) bonuses that would have been paid in cash to the Participant if he had not voluntarily waived it.

2.	Section IV.A(1) of the Plan hereby is amended by deleting clause (ii) thereof and by substituting in lieu thereof, the following:

(ii) for clarification purposes, the term “total compensation” shall mean the amount actually paid to a Participant for services performed as an employee (but not as a consultant) as wages, salaries for professional services, and cash bonuses. “Total compensation” shall also include (i) compensation contributed by the Company on behalf of a Participant pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Code Sections 125, 402(a)(8) or 402(h); (ii) compensation deferred by the Company under the Aflac Incorporated Executive Deferred Compensation Plan either (A) on behalf of a Participant pursuant to a salary reduction agreement, or (B) as a result of the Company’s specific decision to make a deferral of base salary in lieu of paying current cash compensation to the Participant; and (iii) bonuses that would have been paid in cash to the Participant if he had not voluntarily waived it.
3.This Amendment is effective as of January 1, 2012, for all compensation paid after December 31, 2011.

4.	Except as specifically amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, an officer of Aflac Incorporated has executed this Amendment on the date written below.

AFLAC INCORPORATED

By:	/s/ Audrey B. Tillman

Date:	November 16, 2012